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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549
                    -----------------------------------------


                                     FORM 15

          Certification and Notice of Termination of Registration under
             Section 12(g) of the Securities Exchange Act of 1934 or
                    Suspension of Duty to File Reports under
          Sections 13 and 15(d) of the Securities Exchange Act of 1934.



                           EDUCATIONAL INSIGHTS, INC.
             (Exact name of registrant as specified in its charter)


             0-23606                                     95-2392545
     (Commission File Number)               (I.R.S. Employer Identification No.)


                               16941 Keegan Avenue
                                Carson, CA 90746
                    (Address of principal executive offices)

       Registrant's telephone number, including area code: (310) 884-2000

Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

       Rule 12g-4(a)(1)(i)       /X/    Rule 12h-3(b)(1)(ii)       / /

       Rule 12g-4(a)(1)(ii)      / /    Rule 12h-3(b)(2)(i)        / /

       Rule 12g-4(a)(2)(i)       / /    Rule 12h-3(b)(2)(ii)       / /

       Rule 12g-4(a)(2)(ii)      / /    Rule 15d-6                 / /

       Rule 12h-3(b)(1)(i)       /X/


Approximate number of holders or record as of the certification or notice date. 99

                                    SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, Educational Insights, Inc. has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


Date: March 29, 2001                     By:   /s/ STEPHEN E. BILLIS
                                               ---------------------------------
                                               Stephen E. Billis
                                               Vice President, Chief
                                               Financial Officer and
                                               Secretary